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                                EXHIBIT 3.1

                    RESTATED ARTICLES OF INCORPORATION
                                    OF
                      OLD KENT FINANCIAL CORPORATION

               (Composite as Amended through April 20, 1998)

                                 ARTICLE I

     The name of the corporation is

                      OLD KENT FINANCIAL CORPORATION

                                ARTICLE II

     The purposes of the corporation are to serve as a bank holding company and to engage in any other activities within the purposes for which corporations may be organized under the Business Corporation Act.

                                ARTICLE III

     The total number of shares of stock which the corporation shall have the authority to issue is three hundred twenty-five million (325,000,000) divided into two classes, as follows:

     (1) Three hundred million (300,000,000) shares of common stock of the par value of One Dollar ($1.00) per share, which shall be called "Common Stock"; and

     (2) Twenty-five million (25,000,000) shares of preferred stock, having no par value, which shall be called "Preferred Stock," of which three million (3,000,000) shares shall be Series A
     Preferred Stock.

     The following provisions shall apply to the authorized stock of the corporation.

     A.   PROVISIONS APPLICABLE TO COMMON STOCK.

          1. NO PREFERENCE. None of the shares of the Common Stock shall be entitled to any preferences, and each share of Common Stock shall be equal to every other share of said Common Stock in every respect.

          2. DIVIDENDS. After payment or declaration of full cumulative dividends on all shares having a priority over the Common Stock as to dividends, and after making all required sinking or retirement fund payments on all classes of preferred shares and on any other stock of the corporation ranking as to dividends or assets prior to the Common Stock, dividends on the shares of Common Stock may be declared and paid, but only when and as determined by the Board of Directors.

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          3.   RIGHTS ON LIQUIDATION.  On any liquidation, dissolution, or winding up of the corporation, after there shall have been paid to or set aside for the holders of all shares having priority over the Common Stock the full preferential amounts to which they are respectively entitled, the holders of the Common Stock shall be entitled to receive pro rata all the remaining assets of the corporation available for distribution to its shareholders.

          4. VOTING. At all meetings of shareholders of the corporation, the holders of the Common Stock shall be entitled to one vote for each share of Common Stock held by them respectively.

     B.   PROVISIONS APPLICABLE TO PREFERRED STOCK.

          1. ISSUANCE IN SERIES. The authorized shares of Preferred Stock may be issued from time to time in one or more series, each of such series, except the Series A Preferred Stock authorized in this Article, to have such designations, powers, preferences, and relative, participating, optional, or other rights, and such qualifications, limitations, or restrictions thereof, as may be stated in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article, to authorize the issue of any authorized and unissued shares of Preferred Stock (whether or not previously designated as shares of a particular series, and including shares of any series issued and thereafter acquired by the corporation) as shares of one or more series of Preferred Stock, and with respect to each series to determine and designate by resolution or resolutions providing for the issue of such series:

          (a) The number of shares to constitute the series and the title thereof;

          (b) The rate of the annual dividends thereon, the dates of payment thereof, whether or not such dividends shall be cumulative, and, if so, the date or dates from which such dividends shall be cumulative;

          (c) Whether the share of such series shall be redeemable, and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, and whether redeemable at the option of the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time r times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed;


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          (d)  The amount per share payable to holders thereof upon
     any voluntary or involuntary liquidation, dissolution, or winding up of the corporation;

          (e) The conversion or exchange rights, if any, of such series, including, without limitation, the price or prices, or rate or rates, provisions for the adjustment thereof (including provisions for protection against the dilution or impairment of such rights), and all other terms and conditions upon which shares constituting such series may be converted into, or exchanged for, shares of any other class or classes or series;

          (f) The voting rights per share, if any, of each such series, provided that in no event shall any shares of any series be entitled to more than one vote per share;

          (g) All other rights, privileges, terms, and conditions that are permitted by law and are not inconsistent with this Article.

     All shares of Preferred Stock shall rank equally and be identical in all respects except as to the matters specified in this Article or any amendment thereto, or the matters permitted to be fixed by the Board of Directors, and all shares of any one series thereof shall be identical in every particular except as to the date, if any, from which dividends on such shares shall accumulate.

     2. DIVIDENDS. The holders of share of each series of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, dividends at, but not exceeding, the dividend rate fixed for such series by this Article with respect to the Series A Preferred Stock, or, with respect to all other Preferred Stock, by the Board of Directors pursuant to the provisions of this Article.

     3. LIQUIDATION PREFERENCE. Upon the liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive in full out of the assets of the corporation available for distribution to shareholders (including its capital) before any amount shall be paid to, or distributed among, the holders of Common Stock, an amount or amounts fixed by this Article with respect to Series A Preferred Stock, and by the Board of Directors with respect to all other Preferred Stock. If the assets of the corporation legally available for payment or distribution to holders of the Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the corporation are insufficient to permit the payment of the full preferential amount to which all outstanding shares of the Preferred Stock are entitled, then such assets shall be distributed ratably upon outstanding shares of


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the Preferred Stock in proportion to the full referential amount to which each such share shall be entitled. After payment to holders of the Preferred Stock of the full preferential amount, holders of the Preferred Stock as such shall have no right or claim to any of the remaining assets of the corporation. The merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into the corporation, or the sale, lease, or conveyance of all or substantially all of the property or business of the corporation, shall not be deemed to be a dissolution, liquidation or winding up for purposes of this Section 3.

     C.   PROVISIONS APPLICABLE TO SERIES A PREFERRED STOCK.

          1. STATED VALUE. The Series A Preferred Stock shall have a stated value of $13.00 per share.

          2. DIVIDENDS. The holders of Series A Preferred Stock, in preference to the holders of the Common Stock, shall be entitled to receive, when, as, and if declared by the Board of Directors, out of funds legally available therefor, cumulative dividends of $1.82 per share per annum, from the date of issuance, payable quarterly on March 15, June 15, September 15, and December 15 of each year.

               So long as any share of Series A Preferred Stock shall be outstanding, no dividend shall be paid or declared, no funds shall be set aside for payment of dividends, and no distribution shall be made on the Common Stock until all dividends accrued on the Series A Preferred Stock have been paid for the current and all prior dividend periods.

          3. LIQUIDATION PREFERENCE. Upon the liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive in full out of the assets of the corporation available for distribution to shareholders, including its capital, before any amount shall be paid to, or distributed among, the holders of Common Stock, the sum of $13.00 per share, plus all accrued and unpaid dividends to the time of payment.

          4.   REDEMPTION.

               4.01 OPTION TO REDEEM. No shares of the Series A Preferred Stock shall be redeemed prior to the seventh anniversary of their issuance. Thereafter, outstanding shares of Series A Preferred Stock may be redeemed, as a whole or in part, at the option of the corporation by vote of its Board of Directors at any time or from time to time, upon no less than 60 or more than 90 days' notice. If less than all the outstanding shares of the Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be determined by lot or pro rata, in such manner as the


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          Board of Directors may prescribe.  The redemption price for shares of the Series A Preferred Stock shall be $13.30 per share during the year following the seventh anniversary of their issuance, and $13.00 per share as of the eighth anniversary of their issuance and thereafter together in each case with accrued unpaid dividends to the date fixed for redemption.

               4.02 NOTICE. Written notice of redemption shall be given to each holder of record of the shares of Series A Preferred Stock to be redeemed, by mailing a notice of redemption to such holder by first class mail, at such holder's address as it shall appear on the stock books of the corporation, in each case at least 60 days and not more than 90 days prior to the date fixed for redemption. Each such notice shall specify the shares of stock to be redeemed, the redemption price, the date fixed for redemption, the place for payment of the redemption price and for surrender of the certificate representing the shares to be redeemed, and if less than the total number of shares held by such holder are to be redeemed, the number of shares of such holder to be redeemed.

               4.03 DEPOSIT OF REDEMPTION FUNDS. If notice of redemption shall have been given as herein provided and if, on or before the date fixed for redemption, the redemption price shall have been provided and set aside by the corporation with a bank with trust powers for the pro rata benefit of the holders of the shares so called for redemption, then, from and after the date fixed for redemption, the shares of Series A Preferred Stock called for redemption shall no longer be deemed outstanding, the dividends thereon shall cease to accumulate, and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive the redemption price of the shares so called for redemption, but without interest. The Board of Directors shall designate a bank with trust powers as a depositary of the funds to be used for redemption of such shares and as agent of the corporation for the giving of the notices of redemption, the receipt of the shares so called for redemption and the payment of the redemption price, the acts of such designated agent on behalf of the corporation to be as effective and to have the same results as if all such acts were done by the corporation.

               Any monies deposited by the corporation with such designated bank, which shall not be required for the redemption of shares because of the conversion of such shares subsequent to the date of deposit, shall be repaid to the corporation forthwith. Any other monies so deposited by the corporation with a designated bank and unclaimed at the end of six years from the date fixed for redemption shall be repaid to the corporation upon its

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          request, after which repayment the holders of the shares so called for redemption shall look only to the corporation for the payment thereof.

               4.04 NO SINKING FUND. The corporation shall not be obligated to make payments into or to maintain any sinking fund for the Series A Preferred Stock.

          5.   CONVERSION.

               5.01 CONVERSION PRIVILEGE. The holder of each share of the outstanding Series A Preferred Stock shall have the right at any time to surrender the certificates evidencing such shares and receive, in conversion thereof and in lieu of any unpaid dividends, fully paid and nonassessable shares of Common Stock of the corporation. Each share of Series A Preferred Stock shall be taken at a value of $13.00 for the purpose of such conversion. The price at which shares of Common Stock shall be delivered upon conversion (herein called the "Conversion Price") shall be $18.50 per share of Common Stock. The Conversion Price shall be adjusted in certain instances as provided in subsection 5.04. In case shares of the Series A Preferred Stock are called for redemption, the right to convert such shares shall cease and terminate at the close of business on the last day before the date fixed for redemption, unless default shall be made in payment of the redemption price.

               5.02 MANNER OF EXERCISE OF CONVERSION PRIVILEGE. To exercise the conversion privilege, the holder of Series A Preferred Stock shall surrender the certificates representing the shares to be converted at the office of the Transfer Agent of the corporation and shall give written notice to the corporation at such office that the holder elects to convert such shares. Such certificates shall be duly endorsed or assigned to the corporation, or in blank. Conversion shall be deemed to have been effected immediately prior to the close of business on the date upon which such surrender is made, and such date is referred to in this Section 5 as the "Conversion Date." On the Conversion Date or as promptly thereafter as practicable, the corporation shall deliver to the holder of the stock surrendered for conversion, or as otherwise directed by him in writing, a certificate for the number of full shares of Common Stock deliverable upon conversion of such Series A Preferred Stock and a check in respect to any fraction of a share as provided in subsection 5.03.

               5.03 CASH ADJUSTMENT FOR FRACTIONAL SHARES UPON CONVERSION. The corporation shall not be required to deliver fractional


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          shares of Common Stock upon conversion of shares of Series A
          Preferred Stock. In lieu of any fractional interest in a share of Common Stock that would otherwise be deliverable upon conversion, the corporation shall pay an amount in cash equal to the current market value of the fractional interest, computed on the basis of the market price on the last business day before the Conversion Date. For purposes of this section, the "market price" on any business day shall be the closing bid price per share of Common Stock in the over-the-counter market as furnished by a member of the National Association of Securities Dealers selected from time to time by the corporation for that purpose or, if the shares of Common Stock are listed or admitted to trading on any national securities exchange, the reported closing bid price per share of Common Stock on such day.

               5.04 ADJUSTMENT OF CONVERSION PRICE. The Conversion Price of the Series A Preferred Stock shall be adjusted from time to time as follows:

                    (a) If the corporation shall, while any of the Series A Preferred Stock is outstanding (i) pay a dividend on its Common Stock in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock, or (iii) issue by reclassification of its shares of Common Stock any shares of stock of the corporation, the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the corporation which he would have owned or have been entitled to receive after the happening of any of the events described above had such share of Series A Preferred Stock been converted immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph (a) on account of actions taken by the corporation prior to the issuance of shares of Series A Preferred Stock by the corporation shall become effective as of the first issue date for such shares. An adjustment made pursuant to this subparagraph (a) on account of actions taken by the corporation after the first issue date for shares of Series A Preferred Stock shall become effective in the case of a dividend immediately after the opening of business on the day following the record date for the determination of shareholders entitled to receive such dividend, and shall become effective in the case of a subdivision, combination, or reclassification immediately after the opening of business on the day following the day when such subdivision, combination, or reclassification becomes effective.


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                    (b)  If the corporation shall, while any of the Series
               A Preferred Stock is outstanding, issue rights or warrants ratably to the holders of shares of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the market price per share of Common Stock on the record date for the determination of shareholders entitled to receive such rights and warrants, the Conversion Price in effect immediately before that record date shall be adjusted as of the day following that record date so that it shall equal the price determined by multiplying the Conversion Price in effect immediately before that record date by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on that record date plus the number of shares of Common Stock that the aggregate offering price of the total number of shares so offered would purchase at such current market price per share of Common Stock and of which the denominator shall be the number of shares of Common Stock outstanding on that record date plus the number of additional shares of Common Stock offered for subscription or purchase. To the extent that such rights or warrants are not exercised before the expiration thereof, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants.

                    (c) If the corporation shall, while any of the Series A Preferred Stock is outstanding, make a distribution, part or all of which is other than in cash out of current or retained earnings, or Common Stock of the corporation, to holders of shares of its Common Stock, the Conversion Price in effect immediately before the record date for the determination of shareholders entitled to receive such distribution shall be adjusted immediately after the opening of business on the day following that record date so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, of which the numerator shall be determined by subtracting the fair market value (as determined by the Board of Directors) of the distributions from an amount equal to the total number of shares of Common Stock outstanding on such record date multiplied by the current market price per share of Common Stock on that record date, and of which the denominator shall be the total number of shares of Common Stock outstanding on that record date multiplied by such current market price per share on that record date.


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                    (d)  For the purpose of any computation under
               subparagraphs (b), (c) and (d) above, the current market price per share of Common Stock at any date shall be deemed to be the average of the market prices for the thirty consecutive business days terminating fifteen calendar days before the day in question. The market price for each day shall be determined as provided in subsection 5.03 hereof.

                    (e) The corporation shall be entitled, at the same time that it takes an action with respect to the Common Stock that would otherwise require adjustment under subparagraphs (a) through (d) above, to take the same action with respect to the Series A Preferred Stock in the same proportion as if each share of Series A Preferred Stock had been converted into shares of Common Stock at the then applicable Conversion Price immediately before the record date for the determination of holders of Common Stock entitled to receive the dividends, rights, warrants, distributions, or discounted Common Stock, and in such case no adjustment in the Conversion Price shall be made.

                    (f) Except as herein otherwise provided, no adjustment in the Conversion Price shall be made by reason of the issuance of shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, or any securities carrying the right to purchase any of the foregoing or for any other reason whatsoever.

                    (g) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) of such price; provided however, that any adjustments which by reason of this subparagraph (g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest cent or to the nearest hundredth of a share, as the case may be.

                    (h) Whenever the Conversion Price is adjusted as provided in this subsection 5.04, the corporation shall promptly file with the Transfer Agent for the Series A Preferred Stock a statement signed by the Chairman of the Board, President or Vice President of the corporation and by its Treasurer or its Secretary showing in detail the facts requiring such adjustment and the Conversion Price after such adjustment and shall exhibit the same from time to time to any holder of Series A Preferred Stock desiring an inspection thereof. In addition, with respect to adjustments made while Series A Preferred Stock is

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               outstanding, the corporation shall state that an adjustment has been effected and the adjusted Conversion Price shall be reflected in the corporation's annual report to shareholders next following such adjustment.

               5.05 EFFECT OF CONSOLIDATIONS, MERGERS OR SALES ON CONVERSION PRIVILEGE. If the corporation, at any time while any shares of the Series A Preferred Stock are outstanding, shall be consolidated or merged with any other corporation or shall sell or convey all or substantially all of its property, lawful provision shall be made as part of the terms of such consolidation, merger, or sale that the holders of any shares of Series A Preferred Stock shall have the right to convert these shares into the same kind and amount of securities or assets as may be issuable, distributable, or payable upon such consolidation, merger, or sale with respect to the Common Shares of the corporation. Such terms shall provide for adjustments that shall be as equivalent as practicable to the adjustments provided for in this Section 5.

               5.06 EFFECT OF RECLASSIFICATION. In case of any reclassification or change of the outstanding shares of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), the corporation shall provide as part of such reclassification or change that the holder of each share of Series A Preferred Stock then outstanding shall have the right to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reclassification or change by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reclassification. Such terms shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5.

               5.07 TRANSFER AND ISSUANCE TAXES ON CONVERSION. The issue of stock certificates on conversions of Series A Preferred Stock shall be made without charge to the converting shareholder for any issue or similar tax in respect of the issue thereof. The corporation shall not, however, be required to pay any issue, transfer or similar tax which may be payable in respect of any transfer arising out of the issue and delivery of shares in any name other than that of the holer of any stock converted, and the corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the corporation the amount of such tax or shall have established to the satisfaction of the corporation that such tax has been paid.

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               5.08 CORPORATION TO RESERVE STOCK FOR CONVERSION.  As long as Series A Preferred Stock remains outstanding, the corporation shall reserve out of its authorized but unissued Common Stock the full number of shares of Common Stock from time to time deliverable upon the conversion of all outstanding Series A Preferred Stock. The corporation shall take all actions as may be necessary so that all shares of Common Stock that may be issued upon conversion of Series A Preferred Stock shall upon delivery be fully paid and nonassessable.

               5.09 STATUS OF SURRENDERED SHARES. Shares of Series A Preferred Stock surrendered upon conversion shall, after such conversion, have the status of authorized and unissued shares of the corporation's Series A Preferred Stock.

          6. VOTING. Each share of Series A Preferred Stock shall have one vote on all matters upon which holders of Common Stock may vote, except that while dividends are in arrears in an amount equal to at least six quarterly dividends on the Series A Preferred Stock, the holders thereof shall have the right to elect two additional directors at a special meeting held for that purpose and at each annual meeting thereafter until all accrued dividends shall have been paid. Shares of Series A Preferred Stock and shares of Common Stock shall be treated as one class of shares for all voting purposes except to the extent a class vote is provided by law.

          7. PREEMPTIVE RIGHTS. No holders of any shares of Series A Preferred Stock, as such, shall have any preemptive or preferential right to subscribe for or purchase any shares of any class of this corporation, now or hereafter authorized, or any securities convertible into, or carrying options or warrants to purchase, shares of any class, now or hereafter authorized, whether issued for cash, property, services, by way of dividends, or otherwise.

          8. LIMITATIONS. Without the affirmative vote of two-thirds of the outstanding Series A Preferred Stock, the corporation may not (a) modify the voting rights or preferences of the Series A Preferred Stock, or
(b) authorize or create any class of stock ranking prior to the Series A Preferred Stock with respect to dividends or to the distribution of assets in liquidation.

                                ARTICLE IV

          The address (which is the mailing address) of the current registered office of the corporation is One Vandenberg Center, Grand Rapids, Michigan 49503.

          The name of the current resident is Martin J. Allen, Jr.



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                                 ARTICLE V

          When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

                                ARTICLE VI

          The Board of Directors may, by resolution or resolutions, confer upon the holders of any bonds, debentures, and notes issued or to be issued by the corporation as part of the terms of such bonds, debentures, or notes, rights to inspect the corporate books and records and to vote in the election of directors and on any other matters on which shareholders of the corporation may vote, to the extent, in the manner, and subject to the conditions prescribed in such resolution or resolutions.

                                ARTICLE VII

          No holder of shares of stock of the corporation of any class which are now or hereafter may be authorized shall be entitled as a matter of right to subscribe for, purchase or receive any shares of the stock of any class which are now or hereafter may be authorized or any rights or options of the corporation which it may issue or sell, whether out of the number of shares authorized by these Articles of Incorporation, by amendment thereof or out of the shares of stock of the corporation acquired by it after the issuance thereof, nor shall any shareholder be entitled as a matter of right to subscribe for, purchase or receive any bonds, debentures or other securities which the corporation may issue or sell that shall be convertible into or exchangeable for stock or which shall have attached to or appertain to any warrant or warrants or other instrument or instruments that shall confer upon the holder or owner of such obligation the right to subscribe for, purchase or receive any shares of the capital stock from the corporation. However, all such additional issues of stock,


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rights and options or of bonds, debentures or other securities convertible into or exchangeable for stock or to which warrants shall be attached or appertain or which shall confer upon the holder the right to subscribe for, purchase or receive any shares of stock may be issued and disposed of by the Board of Directors to such persons, firms or corporations upon such terms as they may deem advisable.

          With respect to any portion of the stock of the corporation which is now or hereafter may be authorized or to any obligations convertible into stock of the corporation, should the Board of Directors offer the same to the shareholders of any class thereof, such offer shall not in any way constitute a waiver or release of the right of the Board of Directors to dispose of other portions of said stock subsequently without so offering the same to the shareholders. The acceptance of stock in the corporation shall be a waiver of any such preemptive or preferential right which in the absence of this provision might otherwise be asserted by the shareholders of the corporation.

                               ARTICLE VIII

          Directors and executive officers of the corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the corporation, a subsidiary, or otherwise) arising out of their service to the corporation or a subsidiary, or to another organization at the request of the corporation or a subsidiary. Persons who are not directors or executive officers of the corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the corporation. The corporation may purchase and maintain insurance to protect itself and any such director, officer or other person against any liability asserted against him and incurred by him in respect of such service whether or not the corporation would have the power to indemnify him against such liability by law or under the provisions of this paragraph. The provisions of this paragraph shall be applicable to actions, suits or proceedings, whether arising from acts or omissions occurring before or after the adoption hereof, and to directors, officers and other persons who have ceased to render such service, and shall inure to the benefit of the heirs, executors, and administrators of the directors, officers and other persons referred to in this paragraph.

                                ARTICLE IX

          The corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation, and to add additional Articles hereto, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

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
                                 ARTICLE X

          No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty. However, this Article X shall not eliminate or limit the liability of a director for any breach of duty, act or omission for which the elimination or limitation of liability is not permitted by the Business Corporation Act, as amended from time to time. No amendment, alteration, modification or repeal of this Article X shall have any effect on the liability of any director of the corporation with respect to any act or omission of such director occurring prior to such amendment, alteration, modification or repeal.

                                ARTICLE XI

          Members of the Board of Directors of the corporation shall be classified, elected, and removed as follows:

     A. NUMBER OF DIRECTORS. The number of the directors of the corporation shall be fixed from time to time by resolution adopted by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors. The number of directors of the corporation shall not be less than three (3).

     B. CLASSIFICATION. In lieu of annual election of all directors, the Board of Directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of the shareholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

     C.   NOMINATIONS OF DIRECTOR CANDIDATES.

          (1) Nominations of candidates for election to the Board of Directors of the corporation at any annual meeting of shareholders or at any special meeting of shareholders called for election of directors (an "Election Meeting") may be made by the Board of Directors or by a shareholder of record of shares of a class entitled to vote at such Election Meeting.

          (2) Nominations made by the Board of Directors shall be made at a meeting of the Board of Directors, or by written consent of directors in lieu of a meeting, not less than twenty
     (20) days prior to the date of an Election Meeting.

          (3) A shareholder of record of shares of a class entitled to vote at an Election Meeting may make a nomination at an Election Meeting if, and only if, such shareholder shall have

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
     first delivered, not less than one hundred twenty (120) days prior to the date of the Election Meeting in the case of an annual meeting, and not more than seven (7) days following the date of notice of the Election Meeting in the case of a special meeting, a notice to the Secretary of the corporation setting forth with respect to each proposed nominee: (i) the name, age, business address and residence address of such nominee; (ii) the principal occupation or employment of such nominee; (iii) the number of shares of capital stock of the corporation which are beneficially owned by such nominee; (iv) a statements that such nominee is willing to be nominated; and (v) such other information concerning such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee.

          (4) If the chairman of the Election Meeting determines that a nomination was not made in accordance with the foregoing procedures, such nomination shall be void and all votes cast in favor of election of a person so nominated shall be disregarded.

     D. VACANCIES AND NEWLY CREATED DIRECTORSHIPS. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy occurring on the Board of Directors caused by resignation, removal, death, disqualification, incapacity, or an increase in the number of directors shall be filled by a majority vote of directors then in office, whether or not a quorum. Each director chosen to fill a vacancy shall hold office until the next election of directors by the shareholders. When the number of directors is changed, any newly created or eliminated directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     E. REMOVAL. A director may be removed from office at any time, but only for cause, if, and only if, removal is approved as set forth in this
Article XI. Except as may be provided otherwise by law, cause for removal shall exist if, and only if: (1) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (2) such director has been adjudicated by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the corporation in a matter of substantial importance to the corporation and such adjudication is no longer subject to a direct appeal; (3) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetency directly affects his ability as a director of the corporation;
(4) the director's actions or failure to act are deemed by the Board of Directors to be in derogation of the director's duties; or (5) such director's removal is required or recommended by the Board of Governors of the Federal Reserve System or its delegate. Removal for cause, as cause is defined in (1) or (2) above, must be approved by vote of a majority of the total number of directors or by vote of the holders of a majority of the shares of the corporation then entitled to be voted at an Election Meeting. Removal for cause, as cause is defined in (3), (4), or (5) above, must be approved by at least seventy-five percent (75%) of the total number of directors. For purposes of this paragraph, the total number of directors will not include the director who is the subject of the removal determination, nor will such director be entitled to vote thereon.

     F. AMENDMENT. No amendment of these Articles of Incorporation shall alter, modify, or repeal any or all of the provisions of this Article XI unless such amendment is adopted by the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of all capital stock of the corporation entitled to vote thereon (or such lesser percentage as shall have voted in favor of this Article XI); provided, however, that this paragraph (F) shall not apply to, and such seventy-five percent (75%) of the entire Board of Directors, which shall include the affirmative vote of at least one (1) director of each class of the Board of Directors.

                                ARTICLE XII

          A shareholder of the corporation may dissent from any plan of merger or consolidation to which the corporation is a party or any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation not in the usual or regular course of business as conducted by the corporation, other than a sale pursuant to an order of a court having jurisdiction, in the manner, with the rights, and subject to the requirements applicable to dissenting shareholders has provided in the Michigan Business Corporation Act (the "Act"), as the same may be amended from time to time, without regard to the exception to a shareholder's right to dissent provided in Section 761(1) of the Act; provided, however, that this Article XII shall not apply to any corporate action that is approved by (1) an affirmative vote of at least fifty percent (50%) of the entire Board of Directors, and (ii) an affirmative vote of fifty percent (50%) of the Continuing Directors. "Continuing Director" means a member of the Board of Directors who was either (X) first elected or appointed as a director prior to the date that this Article XII became effective, or (Y) subsequently elected or appointed as a director if such director was nominated or appointed by a majority of the then Continuing Directors.

          No amendment to these Articles of Incorporation shall alter, modify, or repeal any or all of the provisions of this Article XII unless such amendment is adopted by the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of all capital stock of the corporation entitled to vote thereon (or such lesser percentage as shall have voted in favor of this Article XII); provided,


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
however, that this paragraph shall not apply to, and such seventy-five percent (75%) vote shall not be required for, any amendment, alteration, modification, or repeal which has first been approved by (i) an affirmative vote of at least fifty percent (50%) of the entire Board of Directors, and
(ii) the affirmative vote of fifty percent (50%) of the Continuing
Directors.

                               ARTICLE XIII

          The Board of Directors shall not approve, adopt, or recommend any proposal of any party other than the corporation to make a tender or exchange offer for any equity security of the corporation, or to engage in any Business Reorganization, as defined in this Article XIII, unless and until it shall have first evaluated the proposal and determined in its judgment that the proposal would be in substantial compliance with all applicable laws. In evaluating a proposal to determine whether it would be in substantial compliance with law, the Board of Directors shall consider all aspects of the proposal including the manner in which the offer is proposed to be made, the documents proposed for the communication of the proposal, and the effects and consequences of the proposal, if consummated, in light of the laws of the United States of America and affected states. In connection with this evaluation, the Board may seek and rely upon the opinion of independent legal counsel, and may test the legality of the proposed offer in any state, federal, or foreign court, or before any state, federal, or foreign administrative agency, which may have jurisdiction. If the Board of Directors determines, in its judgment, that a proposal would be in substantial compliance with all applicable laws, the Board of Directors shall then evaluate the proposal and determine whether the proposal is in the best interests of the corporation and its shareholders. The Board of Directors shall not approve, adopt, or recommend any such proposal which, in its judgment, would not be in the best interests of the corporation and its shareholders.

     A. FACTORS. In evaluating a proposed offer to determine whether it would be in the best interests of the corporation and its shareholders, the Board of Directors may, in exercising its judgment, consider all factors which it deems relevant including, without limitation:

          (1) The fairness of the consideration to be received by the corporation and its shareholders under the proposed offer, taking into account the trading price of the corporation's stock immediately prior to the announcement of the proposed offer, the historical trading prices of the corporation's stock, the price that might be achieved in a negotiated sale of the corporation as a whole, premiums over the trading price of their securities in transactions which have been proposed or offered to other companies in the past in connection with similar offers, and the future prospects of the corporation;

          (2) The possible social and economic impact of the proposed offer and its consummation on the corporation and its subsidiaries and their employees, customers, and depositors;

          (3) The possible social and economic impact of the proposed offer and its consummation on the communities in which the corporation and its subsidiaries operate or are located;

          (4) The business, financial condition, safety, soundness, and earning prospects of the offering party, including, but not limited to, debt service and other existing or likely financial obligations of the offering party;

          (5) The competence, experience, and integrity of the offering party and its management; and

          (6) The intentions of the offering party regarding the use of the assets of the corporation to finance the transaction.

     B    DEFINITION OF BUSINESS REORGANIZATION.  For purposes of this
Article, the term "Business Reorganization" shall mean:

          (1) Any merger or consolidation of the corporation with or into another entity;

          (2) Any sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the corporation;

          (3)  Any liquidation or dissolution of the corporation;

          (4) Any reorganization or recapitalization of the corporation which would result in a change of control of the corporation; or

          (5) Any transactions or series of related transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract or other arrangement providing for any of the foregoing.










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